UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2008

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-147414	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Election of Director

The sole Shareholder of Apple REIT Nine, Inc. on April 30, 2008 elected Lisa B. Kern, Bruce H. Matson, Michael S. Waters and Robert M. Wily as directors. Ms. Kern and Mr. Matson will serve as directors until our Annual Meeting of Shareholders in 2009. Mr. Waters and Mr. Wily will serve as directors until our Annual Meeting of Shareholders in 2010. The following provides additional information on Ms. Kern, Mr. Matson, Mr. Waters and Mr. Wily:

Lisa B. Kern. Ms. Kern, 47, is a Vice President of Investments of Davenport & Co., LLC, an investment brokerage firm in Richmond, Virginia (1996—present). From 1994 to 1996, Ms. Kern was with Kanawha Capital Management as a Vice President Portfolio Manager. In addition, Ms. Kern was with Crestar Bank (now SunTrust Bank) from 1989 to 1993. Ms. Kern is also a director of Apple REIT Six, Inc. and Apple REIT Seven, Inc.

Bruce H. Matson. Mr. Matson, 50, is a Vice President and Director of the law firm of LeClair Ryan, a Professional Corporation, in Richmond, Virginia (1994—present). Mr. Matson joined LeClair Ryan in 1994 and has practiced law since 1983. Mr. Matson is also a director of Apple REIT Six, Inc. and Apple REIT Seven, Inc.

Michael S. Waters. Mr. Waters, 52, is President and co-founder of Partnership Marketing, Inc. (1998—present). From 1995 through 1998, Mr. Waters served as a Vice President and General Manager of GT Foods, a division of Good Times Home Video. From 1987 to 1995, he served as a Vice President and General Manager of two U.S. subsidiaries (Instant Products of America and Chocolate Products) of George Weston Ltd. (Canada), a fully-integrated food retailer and manufacturer. Mr. Waters is also a director of Apple REIT Six, Inc. and Apple REIT Eight, Inc.

Robert M. Wily. Mr. Wily, 58, is an international judicial consultant (2002—present). Mr. Wily was formerly the Director of Client Services of the Center for Claims Resolution in Princeton, New Jersey (2000-2001). He served as the Deputy Chief, Article III Judges Division, of the Administrative Office of the U.S. Courts from 1999 to 2000. He served as the Clerk of Court for the United States Bankruptcy Court for the Eastern District of Virginia from 1986 to 1999 and the District of Utah from 1981 to 1986. Prior to holding those positions, Mr. Wily was in the private practice of law. Mr. Wily is also a director of Apple REIT Six, Inc and Apple REIT Eight, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

May 1, 2008